Exhibit E-15
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                        SUBSIDIARIES OF ENERGYNORTH, INC.

Utility Subsidiary:
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    EnergyNorth Natural Gas, Inc.

Non-Utility Subsidiaries:
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    Broken Bridge Corporation - holds undeveloped real estate
    EnergyNorth Propane, Inc. - distributes propane in bulk containers
             VGS Propane, LLC - provides propane service.
    EnergyNorth Realty, Inc. - owns and leases a corporate headquarters building to associate companies
    ENI Mechanicals, Inc. - engaged through its subsidiaries in design, installation, and servicing of commercial and industrial HVAC equipment, plumbing, and process piping systems:
             Northern Peabody, Inc.
             Granite State Plumbing & Heating, Inc.